Exhibit 99.1

Scott Widham Joins Pervasip’s Board of Directors

Former Co-CEO of Broadwing Brings Extensive Industry Contacts to Help Broaden the Company’s Sales Efforts

WHITE PLAINS, N.Y. – March 28, 2008 – Pervasip Corp. (OTCBB:PVSP), an IP-based communications service provider, announced the appointment of Scott Widham, former Co-CEO of Broadwing Corporation, to its board of directors.

“We are pleased that a person of Scott’s caliber is joining our board of directors,” said Pervasip’s CEO, Paul Riss. “His business experience in the cable industry and with Broadwing, which exceeded $875 million in annual revenue before it was purchased by Level 3, will make him a valuable member on the Pervasip board.  Scott has already introduced us to two of the ten largest cable carriers, and we anticipate that we can provide our SIP-based voice-over-IP solution in the ‘dead spots’ that the cable carriers cannot reach with their packet cable telephony product.”

“The Pervasip team has done an incredible job in making the company a significant force in the wholesale IP telephony world,” said Scott Widham. “I have been particularly impressed with the versatility and scalability of the IP platform and the company’s commitment to the open source movement.  I am especially looking forward to bringing their IP voice product to my cable contacts, as the major cable carriers do not have a cost effective solution for reaching their customers in secondary and tertiary markets.  I have been working with the company since November, and I am very excited about what we may be able to accomplish in 2008.”

Scott Widham, a Principal in CAS, LLC, a technology and telecom consulting company, has been an entrepreneur in the media and telecom industries for 30 years. Mr. Widham currently serves on the board of directors of Priva Technologies, Stages and Game Rail.  Mr. Widham also serves on the Board of Directors and as a member of the Executive Committee of Comptel, a competitive telecommunications association.  Most recently Mr. Widham was Co-CEO of Broadwing Corporation, a voice, data and video service provider acquired by Level 3. Prior to joining Broadwing, Mr. Widham was the founder and CEO of Capital Cable, a multi-system operator that owned cable systems across the U.S. and in Latin America.  Capital Cable was acquired by Charter Communications.

About Pervasip

Pervasip Corp. provides an integrated suite of IP-based communications services and offers wholesale broadband voice, origination and termination services, as well as enhanced digital telephone service to the small business and residential marketplace. For more information, visit www.voxcorp.net and www.pervasip.com.

This release contains forward-looking statements that involve risks and uncertainties. Pervasip’s actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, certain risks and uncertainties over which the company may have no control.  For further discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the discussions contained in Pervasip’s Annual Report on Form 10-KSB for the year ended November 30, 2007 and any subsequent SEC filings.